Exhibit 3(ii).19

CORRECTED AND RESTATED FIRST AMENDMENT

TO THE

AGREEMENT OF LIMITED PARTNERSHIP

OF

EL DORADO NITROGEN, L.P.

THIS CORRECTED AND RESTATED FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF EL DORADO NITROGEN, L.P. (the “Corrected Amendment”), dated as of June 14, 2013, but effective as of August 27, 2010 (the “Effective Date”), is made by and between El Dorado Acid, L.L.C., an Oklahoma limited liability company (“EDA”), and El Dorado Acid II, L.L.C., an Oklahoma limited liability company (“EDA-II”).

W I T N E S S E T H:

A.	The initial partners of El Dorado Nitrogen, L.P., a Texas limited partnership (the “Partnership”) were EDA, as the sole general partner, and El Dorado Nitric Company, an Oklahoma corporation (“EDNC”), as the sole limited partner;

B.	On May 1, 2001, EDA-II acquired from EDNC 100% of the limited partnership interests in the Partnership pursuant to an Assignment of Limited Partnership, and since that date EDA, as the sole general partner, and EDA-II, as the sole limited partner, have been the only partners of the Partnership;

C.	The Partnership is governed by the Agreement of Limited Partnership of El Dorado Nitrogen, L.P., dated May 1, 2001 (the “Agreement”);

D.	On August 27, 2010, EDA and EDA-II, intended to memorialize certain amendments to the Agreement by entering into a First Amendment to the Agreement of Limited Partnership of the Partnership (the “First Amendment”); however, the First Amendment incorrectly identified EDNC, rather than EDA-II, as the limited partner of the Partnership;

E.	EDA and EDA-II desire to correct and restate the First Amendment to properly reflect the parties to the First Amendment while ratifying the substance of the modifications to the Agreement set forth in the First Amendment.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The recitals are incorporated into this Corrected Amendment by reference.

2. Amendments to the Agreement. As of the Effective Date, the Agreement is hereby amended as follows:

2.1	Section 2.3. Section 2.3 of the Agreement is deleted in its entirety and the following new Section 2.3 is substituted therefor:

“2.3 Purpose. The purpose of the Partnership is to engage in all activities, including those deemed necessary for the Partnership to operate, conduct business, maintain employees, obtain financing and function as an active partnership.”

2.2	Section 8.1.4. Section 8.1.4 of the Agreement is hereby deleted in its entirety.

2.3	Article 9. Article 9 of the Agreement is hereby deleted in its entirety.

3. As amended by this Corrected Amendment, all of the covenants, agreements, terms, provisions, and conditions of the Agreement continue in full force and effect and EDA-II hereby ratifies the amendments set forth above to be effective as of the Effective Date.

4. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective, permitted successors and assigns.

IN WITNESS WHEREOF, EDA and EDA-II have caused this Corrected Amendment to be executed as of the date first above written, but effective for all purposes as of the Effective Date.

GENERAL PARTNER:	EL DORADO ACID, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ Jack E. Golsen
	Name:	Jack E. Golsen
	Title:	CEO

LIMITED PARTNER:	EL DORADO ACID II, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ Jack E. Golsen
	Name:	Jack E. Golsen
	Title:	CEO

2

FIRST AMENDMENT

TO THE

AGREEMENT OF LIMITED PARTNERSHIP

OF

EL DORADO NITROGEN, L.P.

THIS FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF EL DORADO NITROGEN, L.P. (the “Amendment”), made and entered into as of the 27th day of August, 2010, by and between El Dorado Acid, L.L.C., an Oklahoma limited liability company (“General Partner”), and El Dorado Nitric Company, an Oklahoma corporation (“Limited Partner”).

W I T N E S S E T H:

WHEREAS, the General Partner and the Limited Partner entered into an Agreement of Limited Partnership of El Dorado Nitrogen, L.P., dated May 1, 2001 (“Agreement”);

WHEREAS, due to the termination or expiration of certain agreements between the Limited Partner, El Dorado Nitrogen, L.P., a Texas limited partnership (“Partnership”) and Bayer Corporation, an Indiana corporation, the Partnership is no longer subject to certain restrictions and requirements limiting the authority of the Partnership to perform certain acts and activities, as also referenced in the Agreement;

WHEREAS, the General Partner and the Limited Partner desire to amend the Agreement to eliminate such restrictions and requirements in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. The recitals are incorporated into this Amendment by reference.

2. All capitalized terms used herein shall have the same meaning as defined in the Agreement.

3. Section 2.3 of the Agreement is hereby deleted in its entirety and the following new Section 2.3 is substituted therefore:

2.3 Purpose. The purpose of the Partnership is to engage in all activities, including those deemed necessary for the Partnership to operate, conduct business, maintain employees, obtain financing and function as an active partnership.

4. Section 8.1.4 of the Agreement is hereby deleted in its entirety.

5. Article 9 of the Agreement is hereby deleted in its entirety.

6. As amended by this instrument, all of the covenants, agreements, terms, provisions and conditions of the Agreement continue in full force and effect, and both parties ratify and confirm all covenants, agreements, terms, provisions and conditions of the Agreement, as amended.

7. This instrument shall be binding upon and shall inure to the benefit of the parties hereto and their respective, permitted successors and assigns.

IN WITNESS WHEREOF, the Partners have executed this Amendment as of the date first above written.

GENERAL PARTNER:	EL DORADO ACID, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ Jack E. Golsen
Name:
Title:

LIMITED PARTNER:	EL DORADO NITRIC COMPANY,
an Oklahoma corporation

	By:	/s/ Jack E. Golsen
Name:
Title:

2

AGREEMENT OF LIMITED PARTNERSHIP

OF

EL DORADO NITROGEN, L.P.

Dated as of May 1, 2001

ARTICLE 1.	DEFINITIONS; REFERENCES	1
1.1	Definitions	1
1.2	References	4

ARTICLE 2.	FORMATION, NAME, PURPOSE, REGISTERED OFFICE, REGISTERED AGENT AND TERM	4
2.1	Formation of the Limited Partnership	4
2.2	Partnership Name	4
2.3	Purpose	4
2.4	Principal and Registered Office	5
2.5	Term of the Partnership	5

ARTICLE 3.	CAPITAL CONTRIBUTIONS; PARTNER LOANS	5
3.1	Initial Capital Contribution of General Partner	5
3.2	Initial Capital Contribution of Limited Partners	5
3.3	Authorization of Partner Loans	5
3.4	Additional Capital Contributions	6

ARTICLE 4.	DISTRIBUTIONS AND ALLOCATIONS	6
4.1	Distribution of Net Cash Flow	6
4.2	Distribution of Net Proceeds of a Capital Transaction	6
4.3	Return of and Interest on Capital Contributions	6
4.4	Payments	6
4.5	In-Kind Distributions	7
4.6	Allocations of Net Profit and Net Loss	7

ARTICLE 5.	CAPITAL ACCOUNTS	7
5.1	Capital Accounts	7
5.2	Obligation to Repay or Restore	7

ARTICLE 6.	OPERATING EXPENSES AND REIMBURSEMENTS	7

ARTICLE 7.	ADMISSION OF PARTNERS; ASSIGNMENT OF INTERESTS	7
7.1	Admission of Additional Partners	7
7.2	Assignment or Transfer of Partnership Interests	7

ARTICLE 8.	MANAGEMENT DUTIES AND RESTRICTIONS	8
8.1	Powers of General Partner	8
8.2	Authority as to Third Persons	12
8.3	Compensation and Expenses of the General Partner	12
8.4	Covenants of the General Partner	12
8.5	Limitations on Authority	12
8.6	No Withdrawal From Partnership	13
8.7	Officers	13

-i-

ARTICLE 9.	CONDUCT OF BUSINESS	13

ARTICLE 10.	DISSOLUTION OF THE PARTNERSHIP	13
10.1	Dissolution	13
10.2	Continuation	14
10.3	Events Affecting a Limited Partner	14
10.4	Liquidation Procedures	14
10.5	Termination	15
10.6	No Petition for Dissolution	15

ARTICLE 11.	FINANCIAL ACCOUNTING AND REPORTS	16
11.1	Financial and Tax Accounting and Reports	16
11.2	Valuation	16
11.3	Supervision; Inspection of Books	16
11.4	Consent in Lieu of Meeting	16
11.5	Withholding	16

ARTICLE 12.	OTHER PROVISIONS	16
12.1	Execution and Filing of Documents	16
12.2	Other Instruments and Acts	17
12.3	Binding Agreement	17
12.4	Governing Law	17
12.5	Notices	17
12.6	Power of Attorney	17
12.7	Amendment	18
12.8	Entire Agreement	19
12.9	Titles; Subtitles	19
12.10	Exculpation	19
12.11	Indemnification of the General Partner	19
12.12	Limitation of Liability of the Limited Partners	19
12.13	Ambiguities	20
12.14	No Right to Partition	20

-ii-

AGREEMENT OF LIMITED PARTNERSHIP

OF

EL DORADO NITROGEN, L.P.

THIS AGREEMENT OF LIMITED PARTNERSHIP, made and entered into as of the 1st day of May, 2001, by and between El Dorado Acid, L.L.C., an Oklahoma limited liability company (the “General Partner”) and El Dorado Nitric Company, an Oklahoma corporation (the “Limited Partner”).

NOW, THEREFORE, the General Partner and the Limited Partner hereby agree to the terms and conditions of this Agreement of Limited Partnership as follows:

ARTICLE 1

DEFINITIONS; REFERENCES

1.1	Definitions. Unless the context requires otherwise, the following terms shall have the meanings specified in this Section 1.1:

1.1.1	Act: The Texas Revised Limited Partnership Act.

1.1.2	Additional Capital Contributions: The additional capital contributions described in Section 3.4.

1.1.3	Affiliate: With respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or interests, by contract, or otherwise.

1.1.4	Agreement: This Agreement of Limited Partnership of El Dorado Nitrogen, L.P. and any amendments hereto.

1.1.5	Bankruptcy: A Person shall be deemed bankrupt if:

(a)	any proceeding is commenced against such Person as “debtor” for any relief under bankruptcy or insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions and such proceeding is not dismissed within sixty (60) days after such proceeding has commenced, or

(b)	such Person commences any proceeding for relief under bankruptcy or insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions, or extensions.

1.1.6	Capital Account: The capital account of a Partner established and maintained in accordance with Section 5.1.

1.1.7	Capital Contributions: With respect to any Partner, the amount of money actually contributed to the Partnership and the agreed value of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by that Partner. Any reference in this Agreement to the Capital Contribution of a Partner will include a Capital Contribution made by any prior Partner with respect to the Partnership interest of the Partner.

1.1.8	Capital Transaction: The sale, exchange or other disposition of all or any portion of the property of the Partnership other than in the ordinary course of business of the Partnership. Capital Transactions include the financing or refinancing of Partnership property which creates excess funds not needed for Operations and which funds, in the opinion of the General Partner, are available for distribution to the Partners.

1.1.9	Code: The United States Internal Revenue Code of 1986, as now existing or hereafter amended. References to sections of the Code include successor provisions to those sections.

1.1.10	EDNC: El Dorado Nitric Company, an Oklahoma corporation.

1.1.11	Fiscal Year: The period commencing on January 1 of each year and ending on December 31 of such year.

1.1.12	General Partner: El Dorado Acid, L.L.C., an Oklahoma limited liability company.

1.1.13	Initial Capital Contributions: The Capital Contributions of the General Partner made pursuant to Section 3.1 and the Limited Partner made pursuant to Section 3.2.

1.1.14	Limited Partners: EDNC and each Person who is admitted to the Partnership as a Limited Partner and shown as a Limited Partner on the books and records of the Partnership.

1.1.15	Net Cash Flow: All cash funds from operations of the Partnership on hand or on deposit from time to time after (i) payment of all operating expenses payable as of the date in question, (ii) provision for payment of all outstanding and unpaid Partnership obligations due and payable as of the date in question or within sixty (60) days thereafter, and (iii) the establishment of such reasonable reserves as the General Partner, in its sole discretion, deems appropriate for the operating needs of the Partnership. “Net Cash Flow” shall not include or reflect any proceeds received or expenses incurred in connection with a Capital Transaction.

1.1.16	Net Proceeds of a Capital Transaction: The net proceeds received by the Partnership in connection with a Capital Transaction after payment of all costs and expenses incurred by the Partnership in connection with such Capital Transaction, including, without limitation, brokers’ commissions, loan fees, other closing costs, the cost of any alteration, improvement, restoration or repair of Partnership assets necessitated by or incurred in connection with such Capital Transaction, any reserves that the General Partner believes in good faith should be established and the payment of any loans owed by the Partnership to any of the Partners, plus any other loans that should be appropriately paid, as determined by the General Partner in its reasonable discretion.

1.1.17	Net Profit and Net Loss: For each Fiscal Year or other period, an amount equal to the Partnership’s income or loss for such Fiscal Year or period, determined in accordance with applicable accounting, statutory or regulatory standards.

1.1.18	Operations: All operations and activities of the Partnership other than those related to or consisting of a Capital Transaction.

1.1.19	Partner: A Partner of the Partnership, including the General Partner and the Limited Partner.

1.1.20	Partnership: El Dorado Nitrogen, L.P., a Texas limited partnership.

1.1.21	Partnership Certificate: The certificate of limited partnership of the Partnership filed in conformance with the Act.

1.1.22	Partnership Percentage or Percentages: The percentages of the Partners as follows:

General Partner:	1%
Limited Partner:	99%

1.1.23	Partnership Term: The period of duration of the Partnership, as set forth in Section 2.5.

1.1.24	Person: Any individual, partnership, corporation, trust or other legal entity.

1.1.25	Regulations: The Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.1.26	Tax Matters Partner: The General Partner.

1.1.27	Transfer: Any sale, assignment, transfer, lease or other disposal of property, including without limitation, an interest in the Partnership.

1.2	References. Unless otherwise specified herein, references in this Agreement to “Section,” “Subsection,” “Article,” or “Exhibit” refer to the sections, subsections, articles, or exhibits in this Agreement.

ARTICLE 2

FORMATION, NAME, PURPOSE, REGISTERED OFFICE,

REGISTERED AGENT AND TERM

2.1	Formation of the Limited Partnership. The General Partner and the Limited Partner hereby form the Partnership as a limited partnership pursuant to and in accordance with the provisions of the Act.

2.2	Partnership Name. The business of the Partnership will be conducted under the name El Dorado Nitrogen, L.P. or such other name or names as the General Partner may determine.

2.3	Purpose. The purpose of the Partnership is to engage in (a) all activities reasonably related to (i) the production of nitric acid at a nitric acid production facility located in Baytown, Texas (the “Baytown Nitric Acid Plant”), (ii) the supply of nitric acid to Bayer Corporation, an Indiana corporation (“Bayer”), pursuant to various related agreements entered into between EDNC (to be assigned to the Partnership) and Bayer, and (iii) the sale of Nitric Acid produced at the Baytown Nitric Acid Plant to third parties; and (b) engage in all activities, including those deemed necessary for the Partnership to operate, conduct business, maintain employees, obtain financing and function as an active partnership, which are reasonably related to the construction, maintenance, operation and lease of the Baytown Nitric Acid Plant.

2.4	Principal and Registered Office. The principal office of the Partnership is at 16 South Pennsylvania, Oklahoma City, Oklahoma 73107. The General Partner has a business office at the Partnership’s principal office. The registered office of the Partnership is at 800 Brazos Street, Austin, Texas 78701, and Capitol Corporate Services, Inc. is the registered agent of the Partnership. The General Partner may change the principal or registered office or registered agent of the Partnership from time to time. The General Partner may establish, maintain and abandon one or more additional places of business for the Partnership.

2.5	Term of the Partnership. The term of the Partnership shall commence upon the filing and recording of the Partnership Certificate, and shall continue until terminated pursuant to the terms of this Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS; PARTNER LOANS

3.1	Initial Capital Contribution of General Partner. The General Partner has contributed to the Partnership cash and other assets having a value of $10.00 which is equivalent to 1% of the total initial capital contributed to the Partnership. The General Partner shall not otherwise be required to make additional contributions to the Partnership except as specified in Section 3.4.

3.2	Initial Capital Contribution of Limited Partners. The Limited Partner has contributed to the Partnership cash and other assets having a value of $990.00, which is equivalent to 99% of the total initial capital contributed to the Partnership. The Limited Partner shall not be required to make additional contributions to the Partnership except as specified in Sections 3.4 and 5.2.

3.3	Authorization of Partner Loans. Subject to the limitations herein and to other agreements of the Partnership, the General Partner from time to time may cause the Partnership to borrow required amounts from one or more Partners or their Affiliates. Loans made by Partners or Affiliates under this Section 3.3 will not be considered a contribution to the capital of the Partnership, but will constitute indebtedness of the Partnership to the advancing Partner or Affiliate, payable from the first available net cash flow of the Partnership unless otherwise agreed by the lending Partner or Affiliate and, to the extent still unpaid, upon the termination and liquidation of the Partnership. Each loan by a Partner or Affiliate will bear simple interest compounded annually on the unpaid principal balance at the interest rate approved by the General Partner. The Partners will not be personally liable for loans made by Partners or Affiliates under this Section 3.3 or be obligated to make contributions to the capital of the Partnership to repay those loans. Loans made by Partners or Affiliates under this Section 3.3 will be payable only from the assets of the Partnership.

3.4	Additional Capital Contributions. The Partners may make Additional Capital Contributions to the Partnership from time to time as may be required to meet the demands of the business of the Partnership. The Partners shall contribute such Additional Capital Contributions in proportion to the Partners’ Partnership Percentages.

ARTICLE 4

DISTRIBUTIONS AND ALLOCATIONS

4.1	Distribution of Net Cash Flow. Net Cash Flow shall be distributed among the Partners in accordance with their Partnership Percentages at such times and in such amounts as shall be determined by the General Partner.

4.2	Distribution of Net Proceeds of a Capital Transaction. Net Proceeds of a Capital Transaction shall be distributed among the Partners in accordance with their Partnership Percentages at such times and in such total amounts as shall be determined by the General Partner.

4.3	Return of and Interest on Capital Contributions. No Partner is entitled to the return of its Capital Contributions or its Capital Account or to be paid interest in respect of either its Capital Account or any Capital Contribution made by it to the Partnership except as provided in this Agreement.

4.4	Payments. The amount of any distribution or payment to a Partner whether pursuant to Article 4 or Article 9 hereof may be made in cash or in-kind or partially in cash and partially in-kind in the reasonable discretion of the General Partner or the liquidating trustees, as the case may be, less reasonable reserves established in the reasonable discretion of the General Partner or the liquidating trustees, as the case may be, for known or unknown liabilities of the Partnership.

4.5	In-Kind Distributions. All distributions of assets in-kind shall be made at a value determined in accordance with Section 11.2.

4.6	Allocations of Net Profit and Net Loss. To the extent required to be determined for financial accounting or state or local tax purposes, Net Profit and Net Loss shall be allocated among the Partners in accordance with their Partnership Percentages.

ARTICLE 5

CAPITAL ACCOUNTS

5.1	Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Partner in accordance with Section 1.02(1) of the Act.

5.2	Obligation to Repay or Restore. Subject to the obligation of a Limited Partner to repay an impermissible distribution under Section 6.07(b) of the Act, the Limited Partner shall not be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in its Capital Account.

ARTICLE 6

OPERATING EXPENSES AND REIMBURSEMENTS

The Partnership shall bear (or reimburse the General Partner for its payment of) all costs and expenses of every kind and description incurred in connection with the organization, operation, liquidation and dissolution of the Partnership including, but not limited to, travel expenses, fees of consultants, accountants, and attorneys, fees and expenses of the preparation of quarterly unaudited financial statements, the annual audit, if any, and tax returns of the Partnership, interest on indebtedness of the Partnership, and fees and expenses incurred in any litigation by or against the Partnership.

ARTICLE 7

ADMISSION OF PARTNERS; ASSIGNMENT OF INTERESTS

7.1	Admission of Additional Partners. Without the written consent of all Partners, no additional Partners shall be admitted to the Partnership.

7.2	Assignment or Transfer of Partnership Interests. Without the written consent of all Partners, no Partner shall sell, assign, pledge, mortgage, or otherwise dispose of or Transfer, in whole or in part, its Partnership interest or its share of the Partnership’s capital, assets or property or enter into any agreement, the result of which would be for another Person to become directly or indirectly interested in the Partnership. Notwithstanding the above, EDNC may assign or transfer its partnership interest in the Partnership to El Dorado Acid II, L.L.C., an Oklahoma limited liability company.

ARTICLE 8

MANAGEMENT DUTIES AND RESTRICTIONS

8.1	Powers of General Partner.

8.1.1	General Authority of the General Partner. The business and affairs of the Partnership will be managed exclusively by the General Partner. Except as otherwise expressly provided in this Agreement with respect to matters requiring the approval of the Limited Partner, or such other Person as provided in this Agreement, all determinations relating to the business and affairs of the Partnership will be made by the General Partner in its sole discretion and will not give rise to any right or claim by any Partner or the Partnership unless made in violation of an express provision of this Agreement. Except as otherwise provided herein, the General Partner will have complete authority to take, in its own name or in the name of the Partnership, any action that the General Partner determines to be appropriate under this Agreement or for the conduct of the business of the Partnership, including without limitation the actions specified in Section 8.1.2. All decisions and actions taken by the General Partner under the authority of this Section 8.1 will be binding upon all of the Partners and the Partnership.

8.1.2	Specific Authority of General Partner. Except as otherwise expressly set forth in this Agreement, the General Partner shall have all rights and powers of a general partner under the Act. Subject to the limitations contained in Section 8.1.3, the authority of the General Partner to manage the business and affairs of the Partnership will include complete authority:

(a)	To acquire, dispose of, lease or exchange assets of the Partnership;

(b)	To borrow money or otherwise create or assume indebtedness for the Partnership;

(c)	To create an encumbrance on all or any part of the Partnership’s assets in order to secure loans or advances to or assumed by the Partnership or any Person in which the Partnership has a direct or indirect interest, or any obligation of the Partnership or any Person in which the Partnership has a direct or indirect interest, or for any other Partnership purpose;

(d)	To execute and deliver for the Partnership agreements and other instruments (including, without limitation, instruments creating an encumbrance on Partnership assets) for any purpose authorized by clause (c), including without limitation agreements and instruments in connection with loans or the Transfer of assets of the Partnership;

(e)	To collect all income of the Partnership and to satisfy all obligations of the Partnership, including without limitation expenses of the General Partner relating to the Partnership described in Article 6 and Section 8.3 and the indemnification obligations arising under Section 12.11;

(f)	To prepare or cause to be prepared and file all tax returns for the Partnership (but not the tax returns or other reports of the Partners);

(g)	To make all tax elections for the Partnership, and to take all actions to implement or defend such elections;

(h)	To prosecute, defend and settle legal, arbitration or administrative proceedings on behalf of or against the Partnership;

(i)	To manage and maintain the assets of the Partnership or any Person in which the Partnership has a direct or indirect interest;

(j)	To establish separate bank accounts for the deposit of monies received on behalf of the Partnership and to disburse all funds on deposit on behalf of the Partnership in amounts and at times as required in connection with the business of the Partnership;

(k)	To procure and maintain insurance against risks and in amounts determined to be appropriate by the General Partner, including without limitation insurance under which the General Partner and its partners, agents and Affiliates are insureds;

(l)	To advance funds of the Partnership to any Person in which the Partnership has a direct or indirect interest;

(m)	To do or cause to be done any other act which the General Partner considers to be appropriate to carry out any of its powers or in furtherance of the purposes or character of the Partnership;

(n)	To establish such reserves from Partnership funds as the General Partner, in its sole discretion, may deem necessary or advisable for Partnership operations and for the payment of Partnership obligations;

(o)	To exercise all rights, powers, privileges and other incidents of ownership or possession with respect to any Partnership assets, including, without limitation, voting equity or debt securities held by the Partnership;

(p)	To consult with legal counsel, independent public accountants, real estate brokers and other consultants selected by the General Partner on behalf of the Partnership;

(q)	To take all action which may be necessary or appropriate for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Texas and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partner or to enable the Partnership to conduct the business in which it is engaged;

(r)	To resolve, in its sole discretion, any ambiguity regarding the application of any provision of this Agreement in the manner it deems equitable, practicable and consistent with this Agreement and applicable law; or

(s)	To do such other acts as the General Partner may deem necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Partnership.

8.1.3	Actions Requiring Limited Partner Approval. Notwithstanding Section 8.1.2, the General Partner may not, without the written consent of the Limited Partner take or commit to take any of the following actions:

(a)	Sell all or substantially all of the Partnership’s assets not in the ordinary course of business, whether in one transaction or a series of related transactions;

(b)	Effect the reorganization, merger or consolidation of the Partnership with any other entity; or

(c)	Any act in contravention of this Agreement.

8.1.4	Additional Limitations on Authority of Partners. Notwithstanding Section 8.1.2 and 8.1.3, or any other provision contained in this Agreement, the Partners shall not, without first obtaining the unanimous approval of the Board of Directors of EDNC, including, without limitation, the independent director(s) selected pursuant to Article Thirteen (13) of the Certificate of Incorporation of EDNC:

(a)	intentionally take any action that is reasonably likely to cause the Partnership to become insolvent,

(b)	commence any case, proceeding or other action on behalf of the Partnership under any existing or future law of any jurisdiction (state or federal) relating to bankruptcy, insolvency, reorganization or relief of debtors,

(c)	consent to the institution of bankruptcy or insolvency proceedings against the Partnership,

(d)	file a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Partnership’s debts under any federal or state law relating to bankruptcy,

(e)	seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of the Partnership’s properties,

(f)	make any assignment for the benefit of the Partnership’s creditors,

(g)	dissolve, liquidate, consolidate, merge or sell all or substantially all of the assets of the Partnership,

(h)	amend Sections 2.3, 8.1.4 or Article 9 of this Agreement until one (1) year following the termination or expiration of the Services Agreement dated on or about June 27, 1997, the Baytown Nitric Acid Project and Supply Agreement, dated on or about June 27, 1997, and the Ground Lease, dated on or about June 27, 1997 between EDNC (to be assigned to the Partnership) and Bayer in connection with the lease, construction and operation of the EDNC Baytown Plant, or

(i)	take any action in furtherance of any of the actions set forth in paragraphs (a) through (g) hereof,

8.2	Authority as to Third Persons. Notwithstanding Section 8.1.3, the signed statement of the General Partner reciting that it has the authority or necessary approval of the Limited Partner for any action, as to any third Person, will be conclusive evidence of the authority of the General Partner to take that action and of compliance with Section 8.1.3, if applicable. The Limited Partner will promptly execute instruments determined by the General Partner to be appropriate to evidence the authority of the General Partner to consummate any transaction permitted by this Agreement.

8.3	Compensation and Expenses of the General Partner. The General Partner will not receive any compensation from the Partnership for serving as General Partner, but all expenses incurred by the General Partner in connection with its service as General Partner (including without limitation charges for legal, accounting, data processing, administrative, executive, tax and other services rendered) will be paid or promptly reimbursed by the Partnership. Nothing contained in this Section 8 is intended to affect the distributions to the General Partner or the amounts that may be payable to the General Partner by reason of its interest in the Partnership.

8.4	Covenants of the General Partner. The General Partner shall devote such time, effort, and attention as may be reasonably necessary, advisable, or appropriate to manage and direct the operations, business and affairs of the Partnership.

8.5	Limitations on Authority. The authority of the General Partner over the conduct of the operations, business, and affairs of the Partnership shall be subject only to the Act and such further limitations as are expressly stated in this Agreement.

8.6	No Withdrawal From Partnership. Except as contemplated by this Agreement, no Partner may withdraw from the Partnership at any time.

8.7	Officers. The General Partner may, from time to time, designate one or more individuals to be an officer of the Partnership. Any officer so designated shall have such authority and perform such duties as the General Partner may, from time to time, delegate to such officer. Each officer shall hold office until the earlier to occur of his or her death, disability, resignation, removal by the General

Partner or replacement by the General Partner. The salaries or other compensation, if any, of any officer of the Partnership shall be fixed from time to time by the General Partner. Subject to any contractual requirements, any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the General Partner whenever in its judgment the best interests of the Partnership will be served thereby. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any officer position of the Partnership may be filled by the General Partner.

ARTICLE 9

CONDUCT OF BUSINESS

The Partnership shall (a) hold itself out as a separate entity and conduct its business in its own name, (b) not commingle its assets with those of any other entity, (c) pay its own liabilities out of its own funds and pay the salaries of its own employees with checks that bear the name or any logo of the Partnership, with the exception that the Partnership may utilize the services of a payroll master and accounting provider that is an Affiliate of the partnership in connection therewith, (d) observe all partnership formalities, (e) not guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, with the exception that the Partnership may provide guaranties for the debts of LSB Industries, Inc. (“LSB”), a Delaware corporation, or any Affiliate of LSB, up to the amount borrowed by the Partnership from such Affiliate or LSB, and (f) not pledge its assets for the benefit of any other entity.

ARTICLE 10

DISSOLUTION OF THE PARTNERSHIP

10.1	Dissolution. The Partnership shall be dissolved upon the happening of any of the following events:

10.1.1	with the prior consent of the General Partner and the Limited Partner;

10.1.2	an “Event of Withdrawal,” as defined in the Act, of the General Partner; and

10.1.3	the entry of a decree of judicial dissolution under Section 8.02 of the Act.

10.2	Continuation. Upon the occurrence of an event identified in Section 10.1.2, the business of the Partnership will be continued if within 90 calendar days the Limited Partner elects by written action to continue the business of the Partnership and designate one or more Persons to be a General Partner of the Partnership. If the Limited Partner fails to continue the Partnership’s business as provided in this Section 10.2, the Partnership will be liquidated under Section 10.4.

10.3	Events Affecting a Limited Partner. The Bankruptcy, liquidation, dissolution, reorganization, merger, sale of substantially all the stock or assets of, or other change in the ownership or nature of the Limited Partner shall not dissolve the Partnership.

10.4	Liquidation Procedures.

10.4.1	Upon dissolution of the Partnership the General Partner or, if there is no General Partner, such Person or Persons as the Limited Partner shall designate as liquidating trustees shall commence immediately to wind up the affairs of the Partnership. The General Partner or such liquidating trustees shall use their best judgment as to when to dispose of the Partnership’s assets or to make distributions in-kind in order to maximize the return to the Partners from such assets.

10.4.2	The assets of the Partnership remaining after payment of the costs and expenses of winding up shall be applied in the following priority:

(a)	To payment of the costs and expenses of the winding up, liquidation and termination of the Partnership;

(b)	To the creditors of the Partnership, other than Partners, all amounts due them from the Partnership in the order of priority established by law;

(c)	To the Partners, all amounts due them in repayment of any loans to the Partnership pursuant to Section 3.3;

(d)	To the establishment of any reserves deemed appropriate by the General Partner or liquidating trustees for any liabilities or obligations of the Partnership, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the General Partner or liquidating trustees deems appropriate, will be distributed in the manner provided in Section 10.4.2(e); and,

(e)	To the Partners in accordance with their Partnership Percentages.

If the General Partner or the liquidating trustees, in their sole discretion, deem it not feasible or desirable to liquidate to each Partner its allocable share of each asset to be distributed in-kind, the General Partner or the liquidating trustees may allocate and distribute specific assets to one or more Partners as the General Partner or the liquidating trustees shall reasonably determine to be fair and equitable, taking into consideration, among other things, the value of the assets, the indebtedness secured by the assets and the tax consequences of the proposed distribution upon each of the Partners. Any distributions in-kind shall be subject to such conditions relating to the disposition and management thereof as the General Partner or the liquidating trustees deem reasonable and equitable.

10.5	Termination. The Partnership shall terminate when all property owned by the Partnership has been disposed of, and any proceeds from the sale or other disposition of all of the Partnership property, after payment of or provision for all liabilities to creditors of the Partnership, has been distributed to the Partners.

10.6	No Petition for Dissolution. The Partners agree that irreparable damage would be done to the goodwill and reputation of the Partnership if any Partner should bring an action in any court to dissolve the Partnership and to have a liquidator or receiver for the Partnership appointed. Care has been taken in this Agreement to provide what the parties feel is fair and just payment in liquidation of the interest of all Partners. Accordingly, each Partner hereby waives and renounces its right to file or pursue any such petition for dissolution of the Partnership or the partition of any Partnership property, or to seek the appointment by any court of a liquidator or receiver for the Partnership.

ARTICLE 11

FINANCIAL ACCOUNTING AND REPORTS

11.1	Financial and Tax Accounting and Reports. The General Partner shall not cause the Partnership to elect to be classified as an association taxable as a corporation for federal income tax purposes. The books and records of the Partnership shall be kept in accordance with the accrual method of accounting.

11.2	Valuation. The valuation of the assets of the Partnership for the purpose of valuing distributions in-kind made pursuant to Section 4.5 or Section 10.4 of this Agreement and for any other purpose shall be the fair market value as determined by the General Partner in good faith, and such determination will be binding on the Partners.

11.3	Supervision; Inspection of Books. Proper and complete books of account of the business of the Partnership shall be kept under the supervision of the General Partner at the principal place of business of the Partnership. Such books shall be open to inspection by the Limited Partner, or its accredited representatives, at any reasonable time during normal business hours.

11.4	Consent in Lieu of Meeting. Any action which may be taken by the Partners at a meeting may be effected through the execution of written consents by the requisite Partnership Percentage of the Partners.

11.5	Withholding. Notwithstanding any provision in this Agreement to the contrary, the General Partner may withhold from any distribution or amount due to the Limited Partner any amounts required to be withheld pursuant to any applicable federal, state, or local tax requirements, with such withheld amount treated as if it were distributed to the Limited Partner. The determination of the General Partner as to the necessity of such withholding shall be binding upon the Limited Partner.

ARTICLE 12

OTHER PROVISIONS

12.1	Execution and Filing of Documents. The General Partner and the Limited Partner (or the General Partner as the Limited Partner’s attorney-in-fact) shall execute and file such certificates and other documents as may be required by the Act and other applicable laws. The General Partner shall cause the Partnership to be qualified, formed, reformed or registered under the limited partnership laws, assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business if such qualification, formation, reformation or registration is necessary in order to protect the limited liability of the Limited Partner or to permit the Partnership to lawfully own property or transact business as a limited partnership. The General Partner shall execute, file and publish all such certificates, notices, statements or other instruments appropriate to conduct the business of the Partnership and to maintain the limited liability of the Limited Partner.

12.2	Other Instruments and Acts. The Partners agree to execute any other instruments or perform any other acts that are or may be necessary to effectuate and carry on the Partnership created by this Agreement.

12.3	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted transferees, successors, assigns, and legal representatives of the Partners.

12.4	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without giving effect to the principles of conflict of laws.

12.5	Notices. Any notice or other communication that one Partner desires to give to another Partner or the Partnership or that the Partnership desires to give to a Partner shall be in writing, and shall be deemed effectively given upon (i) personal delivery, (ii) transmission by facsimile or (iii) the third business day following deposit in any United States mail box, by registered or certified mail, postage prepaid, addressed, in the case of a Partner, to the Partner at the address shown on the books and records of the Partnership or at such other address as a Partner may designate by fifteen (15) days’ advance notice to the other Partners and, in the case of the Partnership, to its principal office designated in Section 2.4.

12.6	Power of Attorney. The Limited Partner appoints the General Partner its attorney-in-fact, with full power of substitution and re-substitution, to execute in the Partner’s name and deliver:

(a)	A Partnership Certificate and any amendments to the Partnership Certificate that the General Partner deems appropriate;

(b)	Any instrument that the General Partner deems appropriate in order to qualify the Partnership to do business in any jurisdiction and any other instrument relating to the qualification or registration of the Partnership or the use of an assumed or fictitious name that the General Partner deems appropriate;

(c)	All certificates and other instruments that may be appropriate to effect the dissolution and termination of the Partnership under Article 10;

(d)	All reports, forms and schedules that the General Partner determines appropriate to file with any governmental body in connection with any Partnership activity;

(e)	Any amendment to this Agreement appropriate to reflect the Transfer of a Partnership interest permitted by this Agreement, or the admission to, or withdrawal from, the Partnership of a Partner permitted by this Agreement, the conversion of a General Partner interest into a Limited Partner interest as provided in this Agreement or any Capital Contribution permitted by this Agreement; and,

(f)	Any amendment to this Agreement authorized under Section 12.7.

The power of attorney granted under this Section 12.6 is coupled with an interest and is irrevocable and will survive the death, dissolution, bankruptcy and withdrawal from the Partnership of any Partner or the Transfer of its Partnership interest.

12.7	Amendment.

12.7.1	Except for such amendments as result from the operation of the various provisions of this Agreement, this Agreement may be amended only with the written consent of the Limited Partners and the General Partner.

12.7.2	The General Partner, acting alone, may make ministerial changes in the Partnership Agreement for the purpose of correcting errors and inconsistencies and to comply with federal, state and local rules, regulations and laws, provided that the liability of the Limited Partner for Partnership debts shall not be increased by such amendment nor shall the right of the Limited Partner to Partnership allocations or distributions be adversely affected thereby.

12.8	Entire Agreement. This Agreement shall constitute the entire agreement of the Partners and supersede all prior agreements between the Partners with respect to the Partnership.

12.9	Titles; Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the interpretation of this Agreement.

12.10	Exculpation. Neither the General Partner, nor any of its officers, directors, employees, agents, or Affiliates, shall be liable to the Limited Partner or the Partnership for any action taken or failure to act on behalf of the Partnership within the scope of authority conferred on the General Partner by this Agreement, or by law, or done in reliance in good faith on the opinion of legal counsel, except in the case of (i) its willful breach of a material provision of the Act or this Agreement; (ii) the breach of its fiduciary responsibilities to the Partnership or the Limited Partner; or, (iii) its gross negligence in connection with the business and affairs of the Partnership.

12.11	Indemnification of the General Partner. The Partnership, to the extent of its assets legally available for that purpose, will indemnify and hold harmless the General Partner and any partner, shareholder, director, officer, agent, Affiliate and professional or other advisor of the General Partner (collectively, the “Indemnified Persons”), from and against any and all loss, damage, expense (including without limitation reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Partnership, except to the extent that the loss, damage, expense or liability results from (a) the Indemnified Person’s gross negligence, willful misconduct or knowing violation of law, or (b) the Indemnified Person’s breach of any fiduciary responsibilities to the Partnership or the Limited Partner. These indemnification rights are in addition to any rights the Indemnified Persons may have against third parties.

Notwithstanding anything in this Agreement to the contrary, no Partner shall be obligated to contribute any amount to the Partnership in order to satisfy the Partnership’s indemnification obligations under this Section 12.11, such obligations being limited at all times to the assets of the Partnership.

12.12	Limitation of Liability of the Limited Partners. No Limited Partner shall be bound by, or be personally liable for, the expenses, liabilities, or obligations of the Partnership in excess of its Capital Contributions to the Partnership plus such additional amounts determined pursuant to Section 5.2.

12.13	Ambiguities. The General Partner shall have full power and authority to resolve questions of interpretation and construction arising under this Agreement, and its resolution of such ambiguities or questions shall be final and binding on the Partnership and all of its Partners and their permitted transferees, successors, assigns and legal representatives.

12.14	No Right to Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain or institute an action for partition of the Partnership assets.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

GENERAL PARTNER:	EL DORADO ACID, L.L.C.,
an Oklahoma limited liability company

	By:	/s/ David G. Goss
	Name:	David R. Goss
	Title:	Vice President

LIMITED PARTNER:	EL DORADO NITRIC COMPANY,
an Oklahoma corporation

	By:	/s/ Tony M. Shelby
	Name:	Tony M. Shelby
	Title:	Vice President